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                                                   Exhibit 6(ii) Under Form N-1A

                              FOUNTAIN SQUARE FUNDS

                        ADMINISTRATIVE SERVICE AGREEMENT

         THIS ADMINISTRATIVE SERVICE AGREEMENT (the "Agreement") is made as of December 1, 1995, by and between of FOUNTAIN SQUARE FUNDS (the "Trust"), a Massachusetts business trust, with respect to certain classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in Exhibit A, as amended from time to time, and FIFTH THIRD BANK (the "Bank"), an Ohio corporation.

         1.       ANNUAL FEES.

         Administrative Services Fee. Each Fund (or Class thereof, as the case may be) may pay to the Bank an administrative services fee under the Agreement at an annual rate not to exceed 0.25% of the average daily net assets of the Fund or Class, as applicable (the "Services Fee"), to compensate the Bank for providing services to the Trust's shareholders and for maintaining shareholder accounts.

         Payment of Fees. The Services Fees will be calculated daily and paid monthly by each Fund at the annual rates indicated above.

         2. EXPENSES COVERED BY THE AGREEMENT. Administrative services fees are paid by the respective Funds or Classes of the Trust to the Bank for administrative and support services provided to shareholders of the Trust, which may include (i) establishing and maintaining accounts and records relating to shareholders; (ii) processing dividend and distribution payments from the Fund on behalf of shareholders; (iii) providing information periodically to shareholders showing their positions in shares and integrating such statements with those of other transactions and balances in shareholders' other accounts serviced by the Bank; (iv) arranging for bank wires;


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(v) responding to shareholder inquiries relating to the services performed; (vi)
responding to routine inquiries from shareholders concerning their investments;
(vii) providing subaccounting with respect to shares beneficially owned by shareholders, or the information to the Fund necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders; (ix) assisting in processing purchase, exchange and redemption requests from shareholders and in placing such orders with service contractors; (x) assisting shareholders in changing dividend options, account designations and addresses; (xi) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (xii) providing such other similar services as a Fund or its shareholders may reasonably request to the extent the Bank is permitted to do so under applicable statutes, rules and regulations.

         3. APPOINTMENT OF SUB-ADMINISTRATORS. The Bank may select one or more sub-administrators to perform any or all of the services described in Section 2 above on behalf of any group or all of the shareholders of the Trust. The fees paid to such sub-administrator(s) shall be paid by the Bank to the Sub-administrator from the Services Fee described in Section 1. The appointment of a sub-administrator shall not relieve the Bank of its responsibility to provide the services to the Trust's shareholders as contemplated by this Agreement.

         4. APPROVAL OF TRUSTEES. The Agreement will not take effect until approved by a majority of both (a) the full Board of Trustees and (b) those Trustees who are not interested persons and who have no direct or indirect financial interest in the operation of the Agreement

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or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Agreement.

         5. CONTINUANCE OF THE AGREEMENT. The Agreement will continue in effect until December 1, 1996, and thereafter for successive twelve-month periods; provided, however, that such continuance is specifically approved at least annually by the Trustees and by a majority of the Qualified Trustees.

         6. TERMINATION. The Agreement may be terminated at any time with respect to a Fund (i) by the Trust without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Fund (or, the shareholders of a particular Class, if applicable) or (ii) by a vote of the Qualified Trustees. The Agreement may remain in effect with respect to a Fund even if the Agreement has been terminated in accordance with this Section with respect to any other Fund.

         7. AMENDMENTS. No material amendments to the Agreement may be made unless approved by the Board of Trustees in the manner described in Section above.

         8. SELECTION OF CERTAIN TRUSTEES. While the Agreement is in effect, the selection and nomination of the Trustees who are not interested persons of the Fund will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

         9. WRITTEN REPORTS. In each year during which the Agreement remains in effect, a person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Agreement or any related agreement will prepare and furnish to the Board of Trustees, and the Board will review, at least quarterly, written reports complying with the requirements of the

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Rule which set out the amounts expended under the Agreement and the purposes for which those expenditures were made.

         10. PRESERVATION OF MATERIALS. The Trust will preserve copies of the Agreement, any related agreement, including any agreement with sub-administrators, and any report made pursuant to Section above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Agreement, related agreement or report.

         11. LIMIT OF LIABILITY. The limitation of shareholder liability set forth in the Trust's Declaration of Trust is hereby acknowledged. The obligations of the Trust under this Agreement, if any, shall not be binding upon the Trustees individually or upon holders of shares of the Trust individually but shall be binding only upon the assets and property of the separate Funds of the Trust subject to this Agreement, and upon the Trustees insofar as they hold title thereto.

         12. MEANINGS OF CERTAIN TERMS. As used in the Agreement, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act by the Securities and Exchange Commission.

         IN WITNESS WHEREOF, the Trust and the Bank executed this Agreement as of December 1, 1995.

                                        Fountain Square Funds

                                        By:      /s/ Stephen G. Mintos
                                                 ----------------------------
                                                 Stephen G. Mintos, President

                                        Fifth Third Bank

                                        By:      /s/ Scott N. Degerberg
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                                        Title:    Vice President
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                                    EXHIBIT A
                                       to
                              FOUNTAIN SQUARE FUNDS

                        ADMINISTRATIVE SERVICE AGREEMENT

                               INVESTMENT C SHARES

         This Agreement is adopted by Fountain Square Funds with respect to the Investment C Shares of the following Funds of the Trust:

                         U.S. Government Securities Fund
                                Quality Bond Fund
                               Quality Growth Fund
                                  Mid Cap Fund
                                  Balanced Fund
                             Ohio Tax Free Bond Fund
                            International Equity Fund

         In compensation for the services provided pursuant to this Agreement, FIFTH THIRD BANK will be paid a monthly fee computed at the annual rate of up to 0.25% of the average aggregate net asset value of the Investment C Shares of each applicable Fund held during the month.

FOUNTAIN SQUARE FUNDS                               FIFTH THIRD BANK

By: /s/ Stephen G. Mintos                  By: /s/ Scott N. Degerberg
   ----------------------------------         ------------------------------
         Stephen G. Mintos, President

                                                    Title: Vice President
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Date:  December 1, 1995                             Dated:  December 1, 1995




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